Exhibit 99.1

CONTACTS:
Media:	Bill Mintz	(713) 296-7276
	Patrick Cassidy	(713) 296-6100
Investors:	Rob Rayphole	(713) 296-6160
APACHE CLOSES $1 BILLION NOTES OFFERING
     Houston, Dec. 3, 2010 — Apache Corporation (NYSE, Nasdaq: APA) said today that it had closed its previously announced offering of $1 billion in aggregate principal amount of senior notes. The public offering consisted of $500 million principal amount of 3.625% notes due in 2021 and $500 million principal amount of 5.25% notes due in 2042.
     Apache intends to use proceeds from the offering to redeem the outstanding public debt assumed upon completion of its acquisition of Mariner Energy Inc. on Nov. 10. Net proceeds to Apache, after deducting the underwriting discounts and estimated offering expenses payable by Apache, were approximately $977 million.
     Joint book-running managers for both the 2021 and 2042 notes were Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan and RBS. In addition, BMO Capital Markets, Morgan Stanley and Standard Chartered Bank were joint book-running managers for the 2021 notes, and Mitsubishi UFJ Securities, RBC Capital Markets and UBS Investment Bank were joint book-running managers for the 2042 notes.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
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     This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives of Apache regarding its business, including its production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, on our website and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. Other than as required by law, Apache assumes no duty to update these statements as of any future date.